Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in the foregoing Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333-202003) of my report dated October 26, 2015 relating to the balance sheet of OptiLeaf Incorporated as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period August 11, 2014 (date of inception) to December 31, 2014. I also consent to the reference to my Firm under the caption “Experts” in the Registration Statement.

Patrick D. Heyn, CPA, P. A.

Atlantis, Florida

October 28, 2015